EXHIBIT 99.1

SJW GROUP ANNOUNCES 2021 FIRST QUARTER FINANCIAL RESULTS, PROVIDES 2021 GUIDANCE, AND DECLARES DIVIDEND

•Net income increases 8.2% over Q1 2020
•First quarter 2021 diluted earnings of $0.09 per share
•2021 guidance range of $1.85 to $2.05 per diluted share
•Dividend of $0.34 per share declared

SAN JOSE, CA, April 28, 2021 – SJW Group (NYSE: SJW) today reported financial results for the first quarter ended March 31, 2021. SJW Group net income was $2.6 million for the quarter ended March 31, 2021, compared to $2.4 million for the same period in 2020. Diluted earnings per share were $0.09 and $0.08 for the quarters ended March 31, 2021 and 2020, respectively. Diluted earnings per share in 2021 includes $0.12 per share from ongoing operations offset by non-recurring expenses related to the Texas ice storms of $0.7 million (net of tax) or $0.03 per share. Diluted earnings per share in 2020 includes $0.15 per share from ongoing operations offset by non-recurring expenses related to the Connecticut Water Service, Inc. merger and integration fees of $1.3 million (net of tax) or $0.05 per share and COVID-19 related reserves and expenses of $0.5 million (net of tax) or $0.02 per share.

Operating revenue was $114.8 million for the quarter ended March 31, 2021, compared to $115.8 million for the same period in 2020. The $1.0 million decrease in revenue was primarily attributable to $2.8 million in decreased customer usage, $0.7 million in winter storm customer credits in our Texas service area, $0.6 million in the net recognition of certain balancing and memorandum accounts, partially offset by $2.8 million in cumulative water rate increases, and $0.5 million in revenue from new customers.

Operating expenses for the quarter ended March 31, 2021, were $101.7 million, compared to $100.3 million in 2020, an increase of $1.4 million. Operating expenses include water production expenses of $43.6 million in 2021 compared to $43.8 million in 2020, a decrease of $0.2 million. The decrease in water production expenses was primarily attributable to $0.8 million in lower average per unit costs for purchased water, groundwater extraction and energy charges, offset by $0.7 million due to a decrease in surface water supply production. Operating expenses, excluding water production costs, for the quarter ended March 31, 2021, increased $1.6 million to $58.1 million from $56.5 million. The increase was primarily due to a $2.1 million increase in depreciation and amortization expenses, $0.2 million in higher maintenance expenses, partially offset by $0.4 million in lower general and administrative expenses, and $0.4 million in lower merger related expenses. No similar merger related expenses were incurred in 2021.

For the quarter ended March 31, 2021, compared to the same period in 2020, the change in other expense and income was primarily due to a decrease in pension non-service cost, and an increase in income generated from the return on retirement plan assets and higher income from contracted services.

The effective consolidated income tax rates were approximately (52%) and 15% for the quarters ended March 31, 2021 and 2020, respectively. The lower effective tax rate for the quarter ended March 31, 2021 was primarily due to excess tax benefits relating to share-based payment awards, state tax credits, and other discrete tax items.

SJW Group issued approximately 1.2 million of new shares in an offering that closed on March 16, 2021. The share issuance raised approximately $66.9 million of net proceeds. SJW Group used the proceeds to repay amounts due on bank lines of credit and other general corporate purposes.

Dividend

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.34 per share. The dividend is payable on June 1, 2021, to shareholders of record on May 10, 2021. SJW Group’s annual dividend yield at the stock market closing on April 27, 2021 was 2.1%. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 77 consecutive years and the annual dividend amount has increased in each of the past 53 years.

2021 Earnings Guidance

SJW Group is providing earnings guidance for 2021 in the range of $1.85 per diluted share to $2.05 per diluted share. The range reflects no additional surface water available from our California water treatment plants for the remainder of 2021 due to the lack of rainfall in our watershed in the Santa Cruz mountains.

Regulatory Highlights

On January 4, 2021, San Jose Water Company filed its 2021 general rate case application with the California Public Utilities Commission (“CPUC”) for new rates in 2022-2024. The application seeks an increase of nearly $88 million in revenue requirement over the three-year period, authorization for a $435 million capital budget, and requests to recover $18.5 million from balancing and memorandum accounts. It is anticipated that the CPUC’s review process will take approximately 12 months, with new rates effective in the first quarter of 2022.

On January 15, 2021, The Connecticut Water Company filed an application with the Connecticut Public Utilities Regulatory Authority to amend rates for its customers, including those of the former Avon and Heritage Village Water companies. The filing requests an increase of $20.2 million in annual revenue, which includes more than $265 million in completed infrastructure investments that are not currently in approved rates and surcharges. The filing proposes a new rate that would provide a 15% reduction in water bills for income-eligible customers, which would be the first low-income rate for a Connecticut water utility, if approved. The filing also includes a tiered block rate structure for residential water customers to promote water conservation.

On March 10, 2021, The Maine Water Company filed a general rate increase application with the Maine Public Utilities Commission for its Biddeford-Saco division, seeking an increase of approximately $6.7 million in annual revenue. The application is driven by a $60 million replacement of the 1884 vintage drinking water treatment plant. Maine Water’s application includes an innovative proposal that would spread the increase over three years, in roughly equal amounts. A decision on the rate-smoothing mechanism to authorize a customer surcharge starting in the third quarter of 2021 is expected in the second quarter of 2021, and a decision on the requested revenue increase is expected in the second quarter of 2022, in alignment with the completion of the new water treatment facility.

On April 1, 2021, a 1.1% increase in Connecticut Water’s Water Infrastructure and Conservation Adjustment became effective on customer bills. The increased surcharge was approved by the Connecticut Public Utilities Regulatory Authority and is for $8.7 million in completed infrastructure projects.

On April 9, 2021, SJWTX, Inc. executed the closing agreement to acquire the Clear Water Estates water system in Canyon Lake, Texas. This was the first water utility acquisition in Texas under the new fair-market-value regulations. The average of three market-based appraisals was used to determine the fair market price of approximately $1 million, which will be used for future rate-making purposes. Clear Water Estates is bordered by SJWTX, Inc.’s existing service area and brings 230 new service connections and additional water supply for the Company’s Texas operation.

About SJW Group

SJW Group is the second-largest investor-owned pure-play water and wastewater utility, based on estimated rate base, in the United States, providing lifesaving and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (“COVID-19”) pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality; (5) climate change and the effects thereof; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemics, pandemics or similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (13) legislative and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact

SJW Group
James P. Lynch, 408-279-7966
Chief Financial Officer and Treasurer

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2021	2020
REVENUE	$114,785	115,754
OPERATING EXPENSE:
Production Expenses:
Purchased water	15,645	15,934
Power	3,003	2,725
Groundwater extraction charges	15,545	15,028
Other production expenses	9,402	10,093
Total production expenses	43,595	43,780
Administrative and general	20,893	21,262
Maintenance	6,265	6,086
Property taxes and other non-income taxes	7,515	7,463
Depreciation and amortization	23,438	21,382
Merger related expenses	—	354
Total operating expense	101,706	100,327
OPERATING INCOME	13,079	15,427
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(13,439)	(13,284)
Pension non-service cost	326	(45)
Other, net	1,754	757
Income before income taxes	1,720	2,855
(Benefit) provision for income taxes	(896)	438
NET INCOME	2,616	2,417
Other comprehensive income (loss), net	38	(135)
COMPREHENSIVE INCOME	$2,654	2,282

EARNINGS PER SHARE:
Basic	$0.09	0.08
Diluted	$0.09	0.08
DIVIDENDS PER SHARE	$0.34	0.32
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,863	28,489
Diluted	28,990	28,674

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS
Utility plant:
Land	$38,339	36,845
Depreciable plant and equipment	3,223,736	3,198,060
Construction in progress	126,678	109,976
Intangible assets	35,167	35,167
Total utility plant	3,423,920	3,380,048
Less accumulated depreciation and amortization	1,068,852	1,045,136
Net utility plant	2,355,068	2,334,912

Real estate investments	58,280	58,129
Less accumulated depreciation and amortization	15,072	14,783
Net real estate investments	43,208	43,346

CURRENT ASSETS:
Cash and cash equivalents:
Cash	11,406	5,269
Restricted cash	3,104	4,000
Accounts receivable	55,709	58,142
Accrued unbilled utility revenue	37,288	44,950
Current regulatory assets, net	226	1,748
Prepaid expenses	10,634	8,097
Other current assets	5,100	5,125
Total current assets	123,467	127,331

OTHER ASSETS:
Regulatory assets, net	161,392	156,482
Investments	15,161	14,367
Goodwill	628,144	628,144
Other	5,702	6,883
	810,399	805,876
	$3,332,142	3,311,465

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 29,789,887 on March 31, 2021 and 28,556,605 on December 31, 2020	$30	29
Additional paid-in capital	578,395	510,158
Retained earnings	400,897	408,037
Accumulated other comprehensive income	(1,026)	(1,064)
Total stockholders’ equity	978,296	917,160
Long-term debt, less current portion	1,303,028	1,287,580
Total capitalization	2,281,324	2,204,740

CURRENT LIABILITIES:
Lines of credit	121,509	175,094
Current portion of long-term debt	76,285	76,241
Accrued groundwater extraction charges, purchased water and power	18,144	19,184
Accounts payable	25,636	34,200
Accrued interest	17,102	12,861
Accrued payroll	11,911	14,012
Other current liabilities	19,148	19,203
Total current liabilities	289,735	350,795

DEFERRED INCOME TAXES	189,531	191,415
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION	423,357	421,132
POSTRETIREMENT BENEFIT PLANS	124,265	121,597
OTHER NONCURRENT LIABILITIES	23,930	21,786
COMMITMENTS AND CONTINGENCIES	—	—
	$3,332,142	3,311,465